Exhibit 99.2

               The Italy Fund Inc. Announces Time Line for Plan of
                           Liquidation and Dissolution

NEW YORK, January 31, 2003/ PRNewswire-First Call/ -- The Italy Fund Inc., listed on the New York Stock Exchange under the symbol "ITA," announced today that, pursuant to the Plan of Liquidation and Dissolution approved by shareholders at yesterday's Annual Meeting of Shareholders, February 13, 2003 will be the effective date of the Plan and the transfer agent will close the books of ITA on that date. The proportionate interests of shareholders in the assets of the Fund will be fixed on the basis of their respective shareholdings at the close of business on February 13, 2003.

Prior to the opening of business on February 14, 2003, ITA will delist from the New York Stock Exchange and cease trading.

The distribution of the Fund's assets will be made in one or more cash payments in complete cancellation of all of the outstanding shares of the Fund on a date or dates to be determined by the Board of Directors.

The Italy Fund Inc., a non-diversified closed-end investment company, is managed by Smith Barney Fund Management LLC., a wholly owned subsidiary of Salomon Smith Barney Holdings Inc.

For more information, please call Client Services as 1-888-735-6507.

Contact:    Brenda Grandell
            Director, Closed-End Funds
            Citigroup Asset Management
            212-291-3775